   As filed with the Securities and Exchange Commission on October 16, 2002
                                                   Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              24/7 REAL MEDIA, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                  13-3995672
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                            1250 Broadway, 28th Floor
                            New York, New York 10001
                                 (212) 231-7100
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)


                                 David J. Moore
                      President and Chief Executive Officer
                              24/7 Real Media, Inc.
                            1250 Broadway, 28th Floor
                            New York, New York 10001
                                 (212) 231-7100
                               Fax (212) 760-1081
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:

    Ronald R. Papa, Esq.                      Mark E. Moran, General Counsel
     Proskauer Rose LLP                            24/7 Real Media, Inc.
       1585 Broadway                            1250 Broadway, 28th Floor
 New York, New York 10036-8299                  New York, New York 10001
       (212) 969-3000                                (212) 231-7103
      Fax (212) 969-2900                            Fax (212) 760-2811

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. / /

If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


=============================================================================================================
  Title of each class of      Amount to be      Proposed maximum       Proposed maximum        Amount of
securities to be registered    registered      offering price per     aggregate offering    registration fee
                                                    unit (1)              price (1)
-------------------------------------------------------------------------------------------------------------
common stock, par value        53,404,004            $0.275              $14,686,101.10             $1,351.12
$.01 per share                   shares
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the common stock reported on NASDAQ on October 10, 2002.

                              --------------------


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 16, 2002


                                   PROSPECTUS


                        53,404,004 Shares of Common Stock


                              24/7 REAL MEDIA, INC.

                              --------------------



      This prospectus relates to the offer and sale of 53,404,004 shares of our common stock by the selling stockholders listed on page 18. The stockholders may offer their shares of common stock through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by any stockholders.

      Our common stock is listed on the Nasdaq SmallCap Market, under the symbol "TFSM." On October 10, 2002, the last reported sale price for the common stock was $0.28 per share.

                             ----------------------

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED, "RISK FACTORS," BEGINNING ON PAGE 8 TO READ ABOUT SOME FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                             -----------------------

      THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                                October 16, 2002

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
24/7 Real Media, Inc. ...................................................   3
Risk Factors ............................................................   8
Forward Looking Statements ..............................................  18
Selling Stockholders ....................................................  18
Plan of Distribution ....................................................  21
Incorporation of Certain Information by Reference .......................  22
Where You Can Find More Information .....................................  23
Legal Matters ...........................................................  24
Experts .................................................................  24


                              24/7 REAL MEDIA, INC.


      24/7 Real Media provides marketing solutions to the digital advertising industry. Through its comprehensive suite of online marketing and technology services, 24/7 Real Media connects media buyers and media sellers across multiple digital platforms and works closely with individual clients to develop a comprehensive, customized, value-enhancing solution.

      Our business is organized into two principal lines of business:

         - Integrated Media Solutions: 24/7 Real Media connects advertisers to high-quality audiences through three products: (i) the 24/7 Network of marquee branded Web sites and prestigious niche Web sites; (ii) a comprehensive promotions suite; and (iii) a leading search engine results listings service. We also act as a broker for permission-based email lists.

         - Technology Solutions: Open AdStream, our proprietary advertising delivery and suite was developed by Real Media, which was subsequently acquired by 24/7 Media on October 30, 2001. 24/7 Real Media also partners with other companies to offer complementary plug-ins and modules. Through a global sales force and account management team, both local and centrally-served solutions are offered to Web sites, ad networks, ad agencies, and advertisers.


INTEGRATED MEDIA SOLUTIONS
--------------------------

INTERNET ADVERTISING NETWORK

      The 24/7 Network is a global advertising network where advertisers can place a global ad campaign, or geographically select regions of the world to target advertising. The network aggregates Web sites that are attractive to advertisers, generate a high number of ad impressions and contribute a variety of online content to the network. Web publishers seeking to join our network must meet specified standards, such as quality content and brand name recognition, specified levels of existing and projected page views, attractive user demographics, and sponsorship opportunities. For Web sites on the 24/7 Network, we sell Web site-specific advertising campaigns as well as bundle advertisements for sale in one of the channels listed above or across the entire network. Through our international sales effort, we can sell advertisers in any location on the globe on regional, pan regional or international network buys.

      The Network provides a customized online strategy utilizing premier brands, content targeting and mass reach. It is a Web advertising solution that delivers tailor-made, targeted campaigns for marketers who demand the highest response, content alignment, quality brand affiliation, and best value in online advertising.

      Our premier Websites include the following:


- Investors.com                         - AT&T Business
- Anandtech                             - National Review
- Tom's Hardware                        - EarthLink
- AmTrak                                - American Interactive Media (AIM)

      In Canada, we provide advertising sales and delivery services and related functions to English and French language Web sites including the AOL Canada properties, Expedia.ca, Netscape.ca, Canada Newswire, MLS Online and Bellzinc.ca. In Europe, we represent such major Web sites as NTL, Etrade, Internet.com, Online Travel Corporation, Berlin.de, GDF.com and Seniorplanet.fr.

CHANNELS ON THE 24/7 NETWORK

      The Network consists of quality branded Web sites in key content areas via content channels including:

- Automotive                            - Business to Business
- Lifestyle                             - Entertainment
- Health                                - News/Opinion Leaders
- Personal Finance                      - ISP/Search
- Shopping                              - Sports
- Technology                            - Travel

ADVERTISERS ON THE 24/7 NETWORK

      We focus our sales and marketing efforts on the leading Internet and traditional advertisers and advertising agencies, many of which have utilized our solutions. Advertisers and advertising agencies employ us in various ways. Advertisers and advertising agencies typically buy advertising using written purchase order agreements that run for a limited time. Based on our breadth of online content and our extensive reach, we have the ability to package personalized advertising solutions for advertisers and advertising agencies. Our sales force works closely with advertisers to customize ad delivery to enhance the effectiveness of advertising campaigns.

      Our advertisers in the past year have included:

- American Express                      - Ameritrade
- AT&T                                  - British Airways
- Citibank                              - Entrepreneur.com
- Ford Motor                            - General Mills
- Hallmark                              - Hertz
- Hotjobs.com                           - IBM
- Intuit                                - Johnson & Johnson
- Motley Fool                           - MSN
- Sprint                                - State Farm
- The History Channel                   - Toyota
- Verizon                               - Visa
- Wells Fargo                           - Sony


24/7 WEBSITE RESULTS

24/7 Website Results provides a cost-effective means of delivering a high volume of targeted visitors from Internet search engines to an advertiser's Website. With over five years experience, 24/7 Website Results is a leading provider of search engine quality traffic for online advertisers. Through strategic partnerships with major search engines, we provide our extensive client base with high volumes of keyword-targeted search engine traffic that maximizes their return on investment. Our proprietary technology strategically addresses search engine algorithms to ensure that our advertiser has proper coverage in the major search engines for relevant keywords and keyword phrases. Our advanced filtering technology ensures that advertisers receive the highest quality search engine traffic available.

24/7 Website Results generates a significant volume of targeted search clicks per month to a site via their search engine traffic delivery system with some advertisers receiving in excess of 1 million clicks per month. Our performance based product offers a turn-key solution with no changes required to a site and seamless delivery of visitors, on a Cost-Per-Click model with no setup fees or other associated costs. Our clients only pay for the targeted search traffic our technology generates. 24/7 Website Results is currently working for some of the largest advertisers online.

Additionally, 24/7 Website Results is one of the largest providers of a wide variety of highly relevant content to the search engines and portals that improves relevancy and maximizes the revenue generated from their search results. Partners with whom we share revenue from traffic include Inktomi, AltaVista, AskJeeves, Looksmart.com, and Yellowpages.com. Revenue is generated from this product on a cost-per-click basis.

24/7 IPROMOTIONS

24/7 Real Media Promotions group ("24/7 iPromotions") is a prominent online promotions agency, providing promotional solutions that integrate with offline marketing programs. Using online sweepstakes and viral marketing provides marketers with instantly quantifiable results and savings. Our position in the online promotions industry helps marketers achieve branding and sales goals across all advertising media. In addition, 24/7 iPromotions has an in house design team that creates banners for advertising campaigns, enhances e-mail broadcasts with HTML or other rich media. Revenue generated from this product represents promotions and is typically on a project basis.

PRODUCT OFFERINGS INCLUDE:

      - Customized Sweepstakes. A customized sweepstakes designed, and hosted by 24/7 iPromotions will deliver qualified customer leads and increase sales conversions.

      - Viral Marketing. Our Tell-A-Friend program leverages word of mouth advertising to boost brand awareness or traffic.

      - Free Gift Programs. Lift response by rewarding visitors for completing a survey or joining an opt-in mailing list.

      - Vflash Messenger. Our fully branded e-messaging desktop application that creates an active communication channel for companies looking to strengthen and enhance consumer and business-to-business relationships.

TECHNOLOGY SOLUTIONS
--------------------

OPEN ADSTREAM

      Open AdStream, developed in 1996, is the cornerstone of 24/7 Real Media's technology offering and is an effective and efficient means of delivering Internet advertising. Its multi-platform, ad-format agnostic delivery engine is efficient and highly scalable. It is capable of delivering multiple types of ad formats across emerging electronic platforms, such as Wireless Applications Protocol and iTV.

      Open AdStream was created with an eye towards enhancing the ability of Web sites and advertisers to protect their user data--the "media asset" of the Web. This competitive advantage on privacy is a feature that clearly sets Open AdStream apart from the competition.

      24/7 Real Media has a complete suite of distinct Open AdStream products created to suit the individual needs of Internet advertisers and publishers. Basing each product on the standard Open AdStream software code provides 24/7 Real Media with ways to leverage Open AdStream cost effectively. For example, it only takes one group of personnel to maintain and support several different Open AdStream products. Customers also benefit by being able to migrate between Open AdStream products with minimal cost, labor, and downtime.

OPEN ADSTREAM LOCAL (OASL)

The locally installed version of Open AdStream, which is hosted on a website's own servers, offers Internet publishers advantages over other ad serving solutions, including:

      -     Cost advantage based on return-on-investment;

      -     Speed, efficiency, and scalability;

      -     Exclusive ownership of user data; and

      -     Control over ad delivery

      A cost advantage is created when publishers use Open AdStream. Since the software is purchased and installed by the publisher and they are not charged per ad delivered, they are able to leverage an essentially fixed-cost base, with minimal variable cost, for ad delivery. Revenue generated from this product represents software license and maintenance fees.

      Open AdStream's local ad delivery architecture is more efficient than third-party delivery because the ad comes directly from the publisher's Web servers. We believe that Open AdStream also offers greater scalability than other products.

      Publishers who use Open AdStream retain control over their user data, just as offline media companies do. Since 24/7 Real Media does not have access to a client's user data, it does not co-mingle this data with those of other clients to exploit it for its own purposes.

      Finally, since the publisher operates, controls, and physically owns the equipment that is serving the ads, a local ad delivery installation maintains the maximum amount of control over ad serving.

      Other key benefits to the customer include:

      - REAL TIME MANAGEMENT--campaigns are monitored and managed in real time, so performance is easily optimized;

      - CAMPAIGN SCHEDULING--multiple delivery options ensure optimum planning and reporting;

      - SPECIFIC TARGETING--Open AdStream is capable of targeting by domain, country, operating system, browser name or version. Additional modules enable users to tailor the targeting capabilities to their needs. Among these are: Cookie Targeting, Keyword Targeting, Geo-Targeting and Privacy Proxy Module;

      - FLEXIBLE REPORTING--Reports can be defined by site, advertiser, section, viewer, click-throughs, etc.; and

      - INVENTORY MANAGEMENT--Users maximize revenue by forecasting the amount of advertising space available on their site. Open AdStream automatically analyzes historical data to project inventory capacity, and instantly determines what is available and what already has been sold.

      Current Open AdStream customers include CBSMarketwatch, Vivendi Universal, Weather.com, Discovery, Le Monde, Der Spiegel and Eurosport.

OPEN ADSTREAM CENTRAL (OASC)

      OASc is the centrally-hosted version of Open AdStream. 24/7 Real Media hosts the software for the client via multi-location, fully redundant data centers. Open AdStream Central provides all the features and functionality of the locally installed Open AdStream product within a secure, managed environment.

      OASc is priced per ad delivered and is for publishers who do not wish to host a local ad serving solution. Frequently, these are Web sites who do not have the resources, time, or personnel required to host their own ad serving system. Revenue generated from this product is based on specified pricing dependent upon usage levels.

      Like all 24/7 Real Media products and services, Open AdStream Central protects the user data that is a Web publisher's most important asset.

OPEN ADSTREAM NETWORK (OASN)

      OASn is the OASc product customized and optimized to run on a network of Web sites. OASn is currently only being used internally by us to serve ads across 24/7 Real Media's network of Web sites. It serves approximately two billion impressions per month--a testament to the robust scalability of the Open AdStream product line. Plans are being made to launch OASn as a separate product, which is scheduled for 2003.

OPEN ADVERTISER (OAD)

      Open Advertiser is the newest product to be based on our Open AdStream software. It is an ad management solution designed for advertisers, media buyers, and advertising agencies who want to control their online campaigns--from purchase to delivery and beyond. It enables agencies to precisely analyze their advertisers' campaigns and provide value-added recommendations for follow-up marketing programs through completely new and detailed reporting options.

      As with all Open AdStream products, OAD provides full control of all the data associated with each campaign, including the vital unique user data--the aggregate of Web users who comprise advertisers' targets. OAD actually enables agencies to build new business models on this ownership. Agencies can monetize all the user data associated with their online campaigns, leveraging this data for their clients and enabling them to build residual and ancillary revenue streams from it.

      OAD has been sold in Europe since May-2001 and is expected to be available in an enhanced version in North America in late 2002. Current customers in Europe include Universal McCann, Zenith Optimedia, and Wundermann.

      Our principal executive offices are located at 1250 Broadway, 28th Floor, New York, New York 10001. Our telephone number is (212) 231-7100. We currently have offices in 18 cities in 8 countries. Our company's main Web site address is www.247Realmedia.com. Information contained on our Web site is not part of this prospectus.

                                  RISK FACTORS


      AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

      WE WILL NEED TO RAISE ADDITIONAL FUNDS TO CONTINUE OPERATIONS AND OUR RECURRING OPERATING LOSSES AND WORKING CAPITAL DEFICIENCY RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. Our current cash may not be sufficient to meet our anticipated operating cash needs for 2003 and there can be no assurance that new funds can be secured when needed. The support of our vendors, customers, stockholders and employees will continue to be key to our future success. There can be no assurance that we will be able to raise additional financing to meet our cash and operational needs or reduce our operating expenses or increase revenues significantly to address this going concern issue.

      Since our inception, we have incurred significant operating losses and we believe we will continue to incur operating losses for the foreseeable future. We also expect to incur negative cash flows for the foreseeable future as a result of our operating losses.

      We have received a report from our independent accountants on our December 31, 2001 consolidated financial statements containing an explanatory "going concern" paragraph stating that our recurring losses from operations and working capital deficiency since inception raise substantial doubt about our ability to continue our business as a going concern. Management's plans to continue as a going concern rely heavily on achieving revenue targets, reducing operating expenses and raising additional financing. Management is currently exploring a number of strategic alternatives and is also continuing to identify and implement internal actions to improve our liquidity. These alternatives may include selling assets, which could result in changes in our business plan.

      To the extent we encounter additional opportunities to raise cash, we may sell additional equity or debt securities. Stockholders may experience extreme dilution due to our current stock price and the significant amount of financing we need to raise and these securities may have rights senior to those of holders of our common stock. We do not have any contractual restrictions on our ability to incur debt. Any indebtedness could contain covenants that restrict our operations.

      We have limited access to the capital markets to raise capital. The capital markets have been unpredictable in the past, especially for unprofitable companies such as ours. In addition, it is difficult to raise capital in the current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control, such as the share price of our stock and its trading volume. As a result, there is no guarantee that our efforts to secure financing will be available on terms attractive to us, or at all. Due to our operating losses, it may be difficult to obtain debt financing. If we are able to consummate a financing arrangement, there is no guarantee that the amount raised will be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, results of operation, financial condition and continued viability will be materially adversely affected.

      THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN ITS DELISTING FROM THE NASDAQ SMALLCAP MARKET. The shares of our common stock were previously listed on the Nasdaq National Market. Due to low share price of our common stock, on February 14, 2002, we received a letter from Nasdaq stating that it determined that we failed to meet Nasdaq National Market's minimum listing requirements and as a result, our common stock could be delisted if we did not satisfy those requirements by May 15, 2002.

      As a result, we transitioned the company's listing to the Nasdaq SmallCap Market. Our common stock will remain listed on Nasdaq SmallCap through at least February 10, 2003. Should our stock price remain consistently below $1.00, we will be deemed to be out of compliance with the Nasdaq requirements and will have to explore certain avenues, including a potential reverse stock split, to increase our stock price above $1.00 and thus regain compliance. There can be no assurance that we will be able to maintain our Nasdaq listing in the future.

      Our failure to meet Nasdaq's maintenance criteria may result in the delisting of our common stock from Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets". As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we would be subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, imposes various practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may have a materially adverse effect on the ability of broker-dealers to sell the securities, which may materially affect the ability of shareholders to sell the securities in the secondary market.

      Delisting could make trading our shares more difficult for investors, potentially leading to further declines in share price. It would also make it more difficult for us to raise additional capital. We would also incur additional costs under state blue sky laws to sell equity if we are delisted.

      HIGH VOLATILITY OF STOCK PRICE. The market price of our common stock has fluctuated in the past and may continue to be volatile. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the purchase price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

      REVENUE GROWTH IN PRIOR PERIODS MAY NOT BE INDICATIVE OF FUTURE GROWTH. At times in the past, our revenues have grown significantly, primarily as a result of our numerous acquisitions. Our limited operating history makes prediction of future revenue growth difficult. Accurate predictions of future revenue growth are also difficult because of the rapid changes in our markets and the possible need by us to sell assets to fund operations. Accordingly, investors should not rely on past revenue growth rates as a prediction of future revenue growth.

      WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR BUSINESS. We have an extremely limited operating history. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as Internet advertising. These risks include our ability to:

      - develop new relationships and maintain existing relationships with our Web sites, advertisers, and other third parties;

      -     further develop and upgrade our technology;

      -     respond to competitive developments;

      - implement and improve operational, financial and management information systems; and

      -     attract, retain and motivate qualified employees.

      WE ANTICIPATE CONTINUED LOSSES AND WE MAY NEVER BE PROFITABLE. We have not achieved profitability in any period and we may not be able to achieve or sustain profitability in the future. We incurred net losses of $7.9 million and $132.5 million for the six months ended June 30, 2002 and 2001, respectively. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

      OUR FUTURE REVENUES AND RESULTS OF OPERATIONS MAY BE DIFFICULT TO FORECAST. Our results of operations have fluctuated and may continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

      -     the addition of new, or loss of existing, clients;

      - changes in fees paid by advertisers and direct marketers or other clients;

      - changes in service fees payable by us to owners of Web sites or email lists, or ad serving fees payable by us to third parties;

      - the demand by advertisers, Web publishers and direct marketers for our advertising solutions;

      - the introduction of new Internet marketing services by us or our competitors;

      - variations in the levels of capital or operating expenditures and other costs relating to the maintenance or expansion of our operations, including personnel costs;

      -     changes in governmental regulation of the Internet; and

      -     general economic conditions.

      Our future revenues and results of operations may be difficult to forecast due to the above factors. In addition, our expense levels are based in large part on our investment plans and estimates of future revenues. Any increased expenses may precede or may not be followed by increased revenues, as we may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, we believe that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on past periods as indicators of future performance. In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

      OUR FINANCIAL PERFORMANCE AND REDUCTION OF OUR WORKFORCE MAY AFFECT THE MORALE AND PERFORMANCE OF OUR PERSONNEL. We have incurred significant net losses since our inception. In an effort to reduce our cash expenses, we began to implement certain restructuring initiatives and cost reductions. During 2001, we reduced our workforce by over 1,000 employees. We have also left positions unfilled when employees have left the company. In addition, recent trading levels of our common stock have decreased the value of the stock options granted to employees pursuant to our stock option plan. As a result of these factors, our remaining personnel may seek employment with larger, more stable companies they perceive to have better prospects. Our failure to retain qualified employees to fulfill our current and future needs could impair our future growth and have a material adverse effect on our business.

      OUR FINANCIAL PERFORMANCE MAY AFFECT OUR ABILITY TO ENTER INTO NEW BUSINESS RELATIONSHIPS AND TO COLLECT REVENUES. The publicity we receive in connection with our financial performance and our measures to remedy this performance generate negative publicity, which may negatively affect our reputation and our business partners' and other market participants' perception of our company. If we are unable to maintain the existing relationships and develop new ones, our revenues and collections could suffer materially.

      UNCERTAINTY OF COLLECTION OF RECEIVABLES. While we perform standard credit checks on all customers, our level of uncollectible receivables has been significantly affected by our advertising customers which traditionally have had limited operating histories and modest financial resources. Additionally, many of the technology customers obtained as a result of the Real Media acquisition have similar financial histories. Historically, our uncollectible receivables has been substantially higher than our current levels.

      Furthermore, as a result of our dispositions of certain assets and businesses, our balance sheet currently reflects notes and amounts receivable of approximately $2.0 million. The entities that owe us these monies are Internet-enabled businesses which may face significant competition and their ability to pay us these amounts in full depend to a large extent on their own successful financial performance. In addition, these entities may require additional financing to meet their cash and operational needs; however, there can be no assurance that such funds will be available to them, to the extent needed, or on terms acceptable to the entities, if at all. If we are unable to collect all receivables reflected on our balance sheet, we will be required to write-down our assets in future reporting periods, adversely affecting our financial results, cash flows and financial position in future periods.

      OUR BUSINESS MAY NOT GROW IF THE INTERNET ADVERTISING MARKET DOES NOT CONTINUE TO DEVELOP. The Internet as a marketing medium has not been in existence for a sufficient period of time to demonstrate its effectiveness. Our business would be adversely affected if the Internet advertising continues to remain soft or fails to develop in the near future. There are currently no widely accepted standards to measure the effectiveness of Internet marketing other than clickthrough rates, which generally have been declining. We cannot be certain that such standards will develop to sufficiently support Internet marketing as a significant advertising medium. Actual or perceived ineffectiveness of online marketing in general, or inaccurate measurements or database information in particular, could limit the long-term growth of online advertising and cause our revenue levels to decline.

      OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS MODEL. A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, ad agencies and Web publishers. The profit potential for this business model is unproven. To be successful, both Internet advertising and our solutions will need to achieve broad market acceptance by advertisers, ad agencies and Web publishers. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to contract with Web publishers that have Web sites with adequate available ad space inventory. Further, these Web sites must generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

      Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing direct marketing systems. In addition, since online direct marketing is emerging as a new and distinct business apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of these clients. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication and advertising, and demand for its solutions. We cannot assure you that demand for its new solutions will emerge or become sustainable.

      BANNER ADVERTISING, FROM WHICH WE CURRENTLY DERIVE A SIGNIFICANT PORTION OF OUR REVENUE, MAY NOT BE AN EFFECTIVE ADVERTISING METHOD IN THE FUTURE. A significant portion of our revenues are derived from the delivery of banner advertisements. Online banner advertising has dramatically decreased since the middle of 2000, which could have a material adverse effect on our business. If advertisers determine that banner advertising is an ineffective or unattractive advertising medium, we cannot assure you that we will be able to effectively make the transition to any other form of Internet advertising. Also, there are "filter" software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially and adversely affected by Web users' widespread adoption of such software. In addition, many online advertisers have been experiencing financial difficulties, which could materially impact our revenues and our ability to collect our receivables.

      GROWTH OF OUR BUSINESS DEPENDS ON THE DEVELOPMENT OF ONLINE DIRECT MARKETING. Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing, such as telemarketing and direct mail, is an important part of our business model. Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of our products and services to generate demand for our direct marketing services. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing direct marketing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of our clients.

      LOSS OF OUR MAJOR WEB SITES WOULD SIGNIFICANTLY REDUCE OUR REVENUES. The 24/7 Network generates a significant portion of our revenues, and we expect that the 24/7 Network will continue to account for a significant portion of our revenue for the foreseeable future. The 24/7 Network consists of a limited number of our Web sites that have contracted for our services under agreements cancelable generally upon a short notice period. We experience turnover from time to time among our Web sites, and we cannot be certain that the Web sites named above will remain associated with us or that such Web sites will not experience a reduction in online traffic on their sites. We cannot assure you that we will be able to replace any departed Web site in a timely and effective manner with a Web site with comparable traffic patterns and user demographics. Our business, results of operations and financial condition would be materially adversely affected by the loss of one or more of the Web sites that account for a significant portion of our revenue from the 24/7 Network.

         LOSS OF MAJOR CUSTOMERS WOULD REDUCE OUR REVENUES. We generate a significant portion of our revenues from a limited number of customers. We expect that a limited number of these entities may continue to account for a significant percentage of our revenues for the foreseeable future. For the three months ended June 30, 2002, our top ten customers accounted for approximately 25.0% of our total revenues. Customers typically purchase advertising or services under agreements on a short-term basis. Since these contracts are short-term, we will have to negotiate new contracts or renewals in the future that may have terms that are not as favorable to us as the terms of existing contracts. We cannot be certain that current customers will continue to purchase advertising or services from us or that we will be able to attract additional customers successfully, or that customers will make timely payment of amounts due to us. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. Our business, results of operations and financial condition would be materially adversely affected by the loss of one or more of our customers that account for a significant portion of our revenue.

      WE HAVE GROWN OUR BUSINESS THROUGH ACQUISITION. We were formed in February 1998 to consolidate three Internet advertising companies and have since acquired thirteen more companies. In combining these entities, we have faced risks and continue to face risks of integrating and improving our financial and management controls, ad serving technology, reporting systems and procedures, and expanding, training and managing our work force. This process of integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from our other operations. We may continue pursuing selective acquisitions of businesses, technologies and product lines as a key component of our growth strategy. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including:

      - the difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;

      - the diversion of management's attention from other business concerns;

      - the availability of favorable acquisition financing for future acquisitions; and

      -     the potential loss of key employees of any acquired business.

      Our inability to successfully integrate any acquired company could adversely affect our business.

      OUR ADVERTISING CUSTOMERS AND THE COMPANIES WITH WHICH WE HAVE STRATEGIC RELATIONSHIPS MAY EXPERIENCE ADVERSE BUSINESS CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS. As a result of unfavorable conditions in the public and private capital markets, some of our customers may have difficulty raising sufficient capital to support their long-term operations. As a result, these customers have reduced their spending on Internet advertising, which has materially and adversely affected our business, financial condition and results of operations. In addition, from time to time, we have entered into strategic business relationships with other companies, the nature of which varies, but generally in the context of customer relationships. These companies may experience similar adverse business conditions that may render them unable to meet our expectations for the strategic business relationship or to fulfill their contractual obligations to us. Such an event could have a material adverse impact on our business, financial condition and results of operations.

      OUR REVENUES ARE SUBJECT TO SEASONAL FLUCTUATIONS. Our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter each year. Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

      OUR TECHNOLOGY SOLUTIONS MAY NOT BE SUCCESSFUL AND MAY CAUSE BUSINESS DISRUPTION. Open AdStream is our proprietary next generation ad serving technology that is intended to serve as our sole ad serving solution. We launched Open AdStream Central and Network in mid-2001, and we must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. This development effort could fail technologically or could take more time than expected. Our Open AdStream technology resides on a computer system located in our data centers housed by Exodus Communications. These systems' continuing and uninterrupted performance is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deliver advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, ad agencies and Web publishers and result in contract terminations, fee rebates and make goods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising delivered through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected. Our operations are dependent on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, interruptions in our solutions could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Despite precautions that we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of our solutions. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

      OUR FAILURE TO SUCCESSFULLY COMPETE MAY HINDER OUR GROWTH. The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to successfully compete may hinder our growth. We believe that our ability to compete depends upon many factors both within and beyond our control, including:

      - the timing and market acceptance of new products and enhancements of existing services developed by us and our competitors;

      -     changing demands regarding customer service and support;

      -     shifts in sales and marketing efforts by us and our competitors; and

      - the ease of use, performance, price and reliability of our services and products.

      Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. We cannot be certain that we will be able to successfully compete against current or future competitors. In addition, the Internet must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print, as well as content aggregation companies and other companies that facilitate Internet advertising. To the extent that the Internet is perceived to be a limited or ineffective advertising or direct marketing medium, advertisers and direct marketers may be reluctant to devote a significant portion of their advertising budgets to Internet marketing, which could limit the growth of Internet marketing.

      CHANGES IN LAWS AND STANDARDS RELATING TO DATA COLLECTION AND USE PRACTICES AND THE PRIVACY OF INTERNET USERS AND OTHER INDIVIDUALS COULD HARM OUR BUSINESS. The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. The effectiveness of our Open AdStream technology could be limited by any regulation limiting the collection or use of information regarding Internet users. Since many of the proposed laws or regulations are just being developed, we cannot yet determine the impact these regulations may have on its business. In addition, growing public concern about privacy and the collection, distribution and use of information about individuals has led to self-regulation of these practices by the Internet advertising and direct marketing industry and to increased federal and state regulation. The Network Advertising Initiative, or NAI, of which 24/7 Real Media is a member along with other Internet advertising companies, has developed self-regulatory principles for online preference marketing. These principles were recently endorsed by the Federal Trade Commission, and are in the process of being adopted by the NAI companies. The Direct Marketing Association, or DMA, the leading trade association of direct marketers, has adopted guidelines regarding the fair use of this information which it recommends participants, such as us, through our services, in the direct marketing industry follow. We are also subject to various federal and state regulations concerning the collection, distribution and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, and state laws that limit or preclude the use of voter registration and drivers license information, as well as other laws that govern the collection and use of consumer credit information. Although our compliance with the DMA's guidelines and applicable federal and state laws and regulations has not had a material adverse effect on us, we cannot assure you that the DMA will not adopt additional, more burdensome guidelines or that additional, more burdensome federal or state laws or regulations, including antitrust and consumer privacy laws, will not be enacted or applied to us or our clients, which could materially and adversely affect our business, financial condition and results of operations.

      IF WE LOSE OUR CHIEF EXECUTIVE OFFICER OR OTHER SENIOR MANAGERS OUR BUSINESS WILL BE ADVERSELY EFFECTED. Our success depends, to a significant extent, upon our senior management and key sales and technical personnel, particularly David J. Moore, Chief Executive Officer. The loss of the services of one or more of these persons could materially adversely affect our ability to develop our business. Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and we cannot be certain that we will be able to retain our key personnel or that we can attract, integrate or retain other highly qualified personnel in the future.

      We have experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions.

      OUR INTERNATIONAL OPERATIONS MAY POSE LEGAL AND CULTURAL CHALLENGES. We have operations in a number of international markets, including Canada, Europe and Asia. To date, we have limited experience in marketing, selling and distributing our solutions internationally. International operations are subject to other risks, including changes in regulatory requirements, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences, general import/export restrictions relating to encryption technology and/or privacy, difficulties and costs of staffing and managing foreign operations, political and economic instability, fluctuations in currency exchange rates; and seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

      In addition to these factors, due to our minority stake in 24/7 Real Media Korea in Asia, we are relying on our partner to conduct operations, build the network, aggregate Web publishers and coordinate sales and marketing efforts. The success of the 24/7 Network in Asia is directly dependent on the success of our partner and its dedication of sufficient resources to our relationship.

      DEPENDENCE ON PROPRIETARY RIGHTS AND RISK OF INFRINGEMENT. Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark law. We have received two patents in the United States, and have filed and intend to file additional patent applications in the United States. In addition, we apply to register our trademarks in the United States and internationally. We cannot assure you that any of our patent applications or trademark applications will be approved. Even if they are approved, such patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of such trademarks will be restricted unless we enter into arrangements with such third parties that may be unavailable on commercially reasonable terms.

      We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

      We have licensed, and we may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, such partners may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. We cannot assure you that any of our proprietary rights will be of value in the future since the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries is uncertain and still evolving.

      We may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us or the Web publishers with Web sites in the 24/7 Network. Such claims and any resultant litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to such claims or litigation unless we enter into arrangements with the third parties responsible for such claims or litigation which may be unavailable on commercially reasonable terms.

      INTELLECTUAL PROPERTY LIABILITY. We may be liable for content available or posted on the Web sites of our publishers. We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time consuming, result in costly litigation or divert management's attention.

      PRIVACY CONCERNS MAY PREVENT US FROM COLLECTING USER DATA. Growing concerns about the use of "cookies" and data collection may limit our ability to develop user profiles. Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our Open AdStream technology targets advertising to users through the use of identifying data, or "cookies" and other non-personally-identifying information. Open AdStream enables the use of cookies to deliver targeted advertising and to limit the frequency with which an advertisement is shown to the user. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts and impair our targeting capabilities. Recently, Microsoft Corporation changed the design and instrumentation of its Web browser in such a way as to give users the option to accept or reject third party cookies. Giving users the option to decline such cookies could result in a reduction of the number of Internet users we are capable of profiling anonymously. Such changes also could adversely affect our ability to determine the reach of advertising campaigns sold and delivered by us and the frequency with which users of sites in the 24/7 Network see the same advertisement.

      If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that would allow us to gather demographic and behavioral information. While such technology currently exists, it is substantially less effective than cookies. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be commercially feasible. In addition, privacy concerns may cause some Web users to be less likely to visit Web sites that contribute data to our databases. This could have a material adverse effect on our financial condition. In addition, we are developing our database to collect data derived from user activity on our networks and from other sources. We collect and compile information in databases for the product offerings of all our businesses. Individuals or entities may claim in the future, that our collection of this information is illegal. Although we believe that we have the right to use and compile the information in these databases, we cannot assure you that our ability to do so will remain lawful, that any trade secret, copyright or other intellectual property protection will be available for our databases, or that statutory protection that is or becomes available for databases will enhance our rights. In addition, others may claim rights to the information in our databases. Further, pursuant to our contracts with Web publishers using our solutions, we are obligated to keep certain information regarding each Web publisher confidential and, therefore, may be restricted from further using that information in our business.

      WE MAY HAVE TO CHANGE OUR BUSINESS PLANS BASED UPON CHANGES IN INFORMATION COLLECTION PRACTICES. There has been public debate about how fair information collection practices should be formulated for the online and offline collection, distribution and use of information about a consumer. Some of the discussion has focused on the fair information collection practices that should apply when information about an individual that is collected in the offline environment is associated with information that is collected over the Internet about that individual. We are working with industry groups, such as the

NAI and the Online Privacy Alliance, to establish such standards with the U.S. government regarding the merger of online and offline consumer information. We cannot assure you that we will be successful in establishing industry standards acceptable to the U.S. government or the various state governments, or that the standards so established will not require material changes to our business plans. We also cannot assure you that our business plans, or any U.S. industry standards that are established, will either be acceptable to any non-U.S. government or conform to foreign legal and business practices. As a consequence of governmental legislation or regulation or enforcement efforts or evolving standards of fair information collection practices, we may be required to make changes to our products or services in ways that could diminish the effectiveness of the product or service or their attractiveness to potential customers. In addition, given the heightened public discussion about consumer online privacy, we cannot assure you that our products and business practices will gain market acceptance, even if they do conform to industry standards.

      CHANGES IN GOVERNMENT REGULATION COULD DECREASE OUR REVENUES AND INCREASE OUR COSTS. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. State governments or governments of foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information by us. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet.

      DEPENDENCE ON THE WEB INFRASTRUCTURE. Our success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Web access and services and improved content. We cannot assure you that the Web infrastructure will continue to effectively support the demands placed on it as the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly. Furthermore, the Web has experienced a variety of outages and other delays due to damage to portions of its infrastructure. Such outages and delays could impact the clients using our solutions and the level of user traffic on Web sites on our networks.

      RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE. The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. Our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing solutions and develop and introduce a variety of new solutions to address our customers' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions. In addition, our new solutions or enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors.

      EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF OUR COMPANY. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

      -     discourage potential acquisition proposals;

      -     delay or prevent a change in control;

      - impede the ability of our stockholders to change the composition of our board of directors in any one year; and

      - limit the price that investors might be willing to pay in the future for shares of our common stock.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors" above.

      Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares owned by each of the selling stockholders as of October 16, 2002. All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


                            SHARES OWNED BEFORE OFFERING              SHARES OWNED AFTER OFFERING
                            ----------------------------              ---------------------------
                                                           REGISTERED
NAME OF STOCKHOLDER            NUMBER       PERCENTAGE       SHARES      NUMBER       PERCENTAGE
-------------------         -----------     ----------    ------------   ------       ----------
Sunra Capital Holdings      40,175,311(1)    41.73%        40,175,311      -
Limited

Joseph W. Waechter and       1,339,177(2)     2.33%         1,339,177      -
Anita A. Waechter
Revocable Trust dated
June 10, 1998

Merchants Partners LLC         400,000(3)        *            400,000      -

Anders Brag                  1,339,177(4)     2.33%         1,339,177      -



Elbit Ltd.                   4,840,271(5)     7.94%         4,840,271      -

Elbit Vflash Inc.            4,100,000        6.81%         4,100,000      -

Gilbridge Inc.               1,210,068(6)     2.11%         1,210,068      -


*  Less than one percent

(1) Represents (i) 36,523,009 shares of Common Stock issuable upon conversion of shares of Series A Convertible Preferred Stock ("Series A Stock') held by the Selling Stockholder; and (ii) 3,652,302 shares of Common Stock issuable upon exercise of warrants held by the Selling Stockholder at an original exercise price of $0.20535 per share. The number of shares of Common Stock issuable upon conversion of shares of Series A Stock and upon exercise of such warrants are subject to antidilution adjustments.

(2) Represents (i) 1,217,434 shares of Common Stock issuable upon conversion of shares of Series A Stock held by the Selling Stockholder; and (ii) 121,743 shares of Common Stock issuable upon exercise of a warrant held by the Selling Stockholder at an original exercise price of $0.20535 per share. The number of shares of Common Stock issuable upon conversion of shares of Series A Stock and upon exercise of such warrant are subject to antidilution adjustments.

(3) Represents 400,000 shares of Common Stock issuable upon exercise of a warrant held by the Selling Stockholder at an original exercise price of $0.20535 per share. The number of shares of Common Stock issuable upon exercise of such warrant are subject to antidilution adjustments.

(4) Represents 1,217,434 shares of Common Stock issuable upon conversion of shares of Series A Stock held by the Selling Stockholder and 121,743 shares of Common Stock issuable upon exercise of a warrant held by the Selling Stockholder at an original exercise price of $0.20535. The number of shares of Common Stock issuable upon conversion of shares of Series A Stock and upon exercise of such warrant are subject to antidilution adjustments.

(5) Represents 4,840,271 shares of Common Stock issuable upon conversion of shares of Series B Stock held by the Selling Stockholder. The number of shares of Common Stock issuable upon conversion of shares of Series B Stock is subject to antidilution adjustments.

(6) Represents 1,210,068 shares of Common Stock issuable upon conversion of shares of Series B Stock held by the Selling Stockholder. The number of shares of Common Stock issuable upon conversion of shares of Series B Stock is subject to antidilution adjustments.

      The Sunra Capital Holdings Limited ("Sunra"), the Joseph W. Waechter and Anita A. Waechter Revocable Trust dated June 10, 1998 (the "Waechter Trust"), Merchants Partners LLC and Anders Brag received their shares in connection with the Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement, dated as of July 1, 2002, as amended, by and among the Company and the Investors listed on the signature pages thereto, are parties to a registration rights agreement dated as of July 1, 2002, pursuant to which we agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of all warrants issued in connection with the transaction, and to keep such registration statement effective for a period not longer than three years from the date on which such registration statement is declared effective by the Securities and Exchange Commission. The Company has also granted piggyback registration rights to the holders of such shares, on a pari passu basis with existing registration rights holders, to participate in certain registered offerings of the Company's securities.

      Joseph Waechter is a director of 24/7 Real Media, Inc. Mr. Waechter is also (i) a director and the President of Sunra, (ii) the sole member and manager of California Pacific Capital LLC ("CPC"), which holds sole voting and dispositive power over the Company's shares held by Sunra.pursuant to a Management Agreement between Sunra and CPC, (iii) a trustee of the Waechter Trust, and (iv) a member of Merchants Partners LLC. Mr. Waechter has been issued certain shares of Common Stock and options to purchase Common Stock in connection with his service as a director of 24/7 Real Media, Inc.which are not reflected in the table above and which are not being registered for resale hereunder.

      Elbit Ltd. and Gilbridge Inc. received their shares in connection with the Series B Preferred Stock Purchase Agreement, dated as of September 19, 2002, between the Company, Elbit Ltd. and Gilbridge Inc. Elbit Vflash Inc. received their shares in connection with the Asset Purchase Agreement, dated as of September 19, 2002, between the Company, Elbit Vflash Inc. and Elbit Vflash Ltd. Elbit Ltd., Gilbridge Inc. and Elbit Vflash Inc. are parties to a registration rights agreement dated as of September 19, 2002, pursuant to which we agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the shares of Common Stock issued pursuant to the Asset Purchase Agreement, and to keep such registration statement effective for a period not longer than three years from the date on which such registration statement is declared effective by the Securities and Exchange Commission. The Company has also granted piggyback registration rights to the holders of such shares, on a pari passu basis with existing registration rights holders, to participate in certain registered offerings of the Company's securities.

      This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

      We are registering the common stock on behalf of the above selling stockholders. The selling stockholders are offering shares of common stock that they received in connection the above acquisitions and transactions. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

      The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The common stock may be sold by the selling stockholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

      - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale,

      -     in the over-the-counter market,

      - in transactions otherwise than on such exchanges or services or in the over-the-counter market or

      -     through the purchase and sale of over-the-counter options.

      In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker dealers that in turn may sell such securities.

      At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

      The selling stockholders will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

      Pursuant to the various registration rights agreements with the selling stockholders who received their shares of common stock in connection with the above acquisitions and transactions, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the common stock, and any selling stockholder may transfer, devise or gift such common stock by other means not described herein.

      We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 30 days during any 90-day period and an aggregate of 60 days during any twelve-month period under certain circumstances relating to pending corporate developments.

      To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about 24/7 Real Media and its finances.

      We incorporate by reference:

      - our Annual Report on Form 10-K for the year ended December 31, 2001, as filed on April 1, 2002;

      - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, as filed on May 15, 2002;

      - our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, as filed on August 14, 2002;

      - our Current Report on Form 8-K, filed May 3, 2002 (as amended on Form 8-K/A, filed May 20, 2002);

      - our Current Report on Form 8-K, filed July 3, 2002 (as amended on Form 8-K/A, filed July 12, 2002);

      -     our September 10, 2002 Proxy Statement, as filed on August 9, 2002

      -     our Current Report on Form 8-K, filed February 6, 2002;

      -     our Current Report on Form 8-K, filed August 13, 2002;

      -     our Current Report on Form 8-K, filed August 14, 2002;

      -     our Current Report on Form 8-K, filed October 4, 2002;

      -     our Current Report on Form 8-K, filed October 16, 2002;

      - The description of the 24/7 Media common stock contained in our Registration Statement on Form 8-A dated July 28, 1998 registering the 24/7 Media common stock under Section 12(g) of the Securities Exchange Act of 1934.

      We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

      Any statement contained in the prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the any applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at HTTP://WWW.SEC.GOV.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         24/7 Real Media, Inc.
         Mark E. Moran, Esq.
         Executive Vice President, General Counsel
            and Secretary
         1250 Broadway, 28th Floor
         New York, New York  10001
         (212) 231-7100

      This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

                                  LEGAL MATTERS

      Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP.


                                     EXPERTS

      The consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as an expert in accounting and auditing.

      The report of KPMG LLP covering the December 31, 2001 consolidated financial statements, dated March 29, 2002, except for footnote 4(b) which is as of October 15, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the common stock offered hereby (all of which will be paid by 24/7 Real Media) is as follows:


         SEC registration fee ...........................   $   1,327
         Legal fees and expenses ........................      25,000
         Accounting fees and expenses ...................      15,000
         Miscellaneous expenses .........................      10,000
                                                            ---------
                  Total .................................      51,327


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

      The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

      The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Charter. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      The following is a list of Exhibits filed as part of the Registration
Statement:


  EXHIBIT NO.                        EXHIBIT DESCRIPTION
  -----------                        -------------------

      5        Opinion of Proskauer Rose LLP regarding legality of securities.

      23.1 Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5).

      23.2     Consent of KPMG LLP.

      24.1     Power of Attorney (included in signature page of Registration
               Statement).


ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2002.


                                       24/7 Real Media, Inc.


                                        By /s/ DAVID J. MOORE
                                          ---------------------------------
                                          David J. Moore
                                          President and Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

      We, the undersigned directors and/or officers of 24/7 Real Media, Inc. (the "Company"), hereby severally constitute and appoint David J. Moore, Chief Executive Officer, Norman M. Blashka, Chief Financial Officer, and Mark E. Moran, General Counsel, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of the, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURES                                  TITLE                       DATE
     ----------                                  -----                       ----
/s/ DAVID J. MOORE                   Chairman of the Board and          October 16, 2002
-------------------------------      Chief Executive Officer
   David J. Moore                    (principal executive officer)


/s/ NORMAN M. BLASHKA                Executive Vice President and       October 16, 2002
-------------------------------      Chief Financial Officer
   Norman M. Blashka                 (principal financial officer)


                                     Director                           October 16, 2002
-------------------------------
     Richard Burns


/s/ PHILIPP GERBERT                  Director                           October 16, 2002
-------------------------------
    Philipp Gerbert


/s/ ROBERT J. PERKINS                Director                           October 16, 2002
-------------------------------
    Robert J. Perkins



/s/ ARNIE SEMSKY                     Director                           October 16, 2002
-------------------------------
    Arnie Semsky


/s/ JOSEPH WAECHTER                  Director                           October 16, 2002
-------------------------------
    Joseph Waechter


/s/ MORITZ F. WUTTKE                 Director                           October 16, 2002
-------------------------------
    Moritz F. Wuttke
